                                                                    EXHIBIT 10.2

                             SUBSCRIPTION AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of the first day of February, 1999, by and among IMAGE SENSING SYSTEMS, INC., a company incorporated under the laws of the State of Minnesota ("ISS"); MAX RESOURCES LIMITED, a company incorporated under the laws of Hong Kong (the "Company"); BERKELEY DEVELOPMENT LIMITED, a company incorporated under the laws of the British Virgin Islands ("BDL"); and MATS JOHAN BILLOW, an individual residing in Hong Kong ("Billow") (collectively, the "parties").

         WHEREAS, the Company proposes to allot and issue six (6) ordinary shares of the Company (the "Shares"), and ISS desires to subscribe for and purchase the Shares from the Company, on and subject to the terms and conditions of this Agreement;

         WHEREAS, BDL and Billow are the sole shareholders of the Company, each owning one (1) ordinary share, and Billow is the sole shareholder of BDL;

         WHEREAS, BDL and Billow are willing to make certain representations and warranties regarding the business of the Company as a material inducement for ISS to subscribe for and purchase the Shares under this Agreement; and

         WHEREAS, concurrent with the execution of this Agreement, ISS, BDL and Billow have entered into a certain Shareholders' Agreement governing the ownership and management of the Company and other related issues;

         NOW, THEREFORE, in consideration of the premises and the respective covenants and commitments of the parties set forth herein, the parties hereby agree as follows:

                                   ARTICLE I
                        ISSUE AND SUBSCRIPTION OF SHARES

         1.1 Issue and Subscription. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall allot and issue the Shares to ISS, and ISS shall subscribe for and purchase the Shares from the Company.

         1.2 Purchase Price. In consideration for the Shares, ISS will pay a total purchase price of US$200,000, or US$33,333 per share, of which US$50,000 shall be payable within three (3) business days after the execution of this Agreement, and the remaining US$150,000 shall be payable upon the issuance of the Shares, provided that BDL and Billow have satisfied their obligations under
Section 3.2. Such payments shall be made in cash or by wire transfer to the Company.

         1.3 Further Assurances. Each party shall undertake to the other parties to procure or execute all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to complete the allotment and issuance of the Shares to ISS.

         1.4 Delivery of Share Certificates. As soon as possible after the execution of this Agreement and in no event prior to satisfaction by BDL and Billow of their obligations under Section 3.2, the following transactions shall occur simultaneously: (a) the Company shall issue duly authorized and executed stock certificates representing the Shares to ISS, and (b) ISS shall pay the Company the remaining US$150,000 of the purchase price for the Shares.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         Each of the Company, BDL and Billow hereby represent, warrant and undertake to ISS, jointly and severally, as of the date hereof, and except as described on the Disclosure Schedule attached hereto as Exhibit A and initialed by the parties, that each of the following statements is true and accurate to the best of their knowledge after reasonable investigation (except with respect to the statements contained in Sections 2.1, 2.2, 2.5 and 2.17, which shall not be limited to the knowledge of such parties):

         2.1 Due Organization. Each of BDL and the Company is duly organized and validly existing under the laws of the jurisdiction of its organization, has all requisite authority to carry on its business as now being conducted, and is qualified to do business in each jurisdiction where the nature of its activities would require such qualification.

         2.2 Authority. BDL and the Company have each taken all action necessary for the authorization, execution, delivery and performance of this Agreement, and when accepted by the other parties hereto, this Agreement will constitute a valid and binding obligation, enforceable against it in accordance with its terms.

         2.3 Corporate Records. The copies of the Memorandum and Articles of Association of the Company, as previously delivered to ISS, are complete in all material respects and correct as of the date of this Agreement, and the statutory books and minute books of the Company, copies of which have been previously delivered to ISS, are complete and accurately reflect all material action taken and all meetings held and consents in lieu of meetings obtained prior to the date of this Agreement by the Company Board of Directors, committees, if any, and shareholders.

         2.4 Shares. The Shares, when issued and paid for pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, non-assessable and free and clear of all security interests, claims, liens, preemptive rights or other restrictions or encumbrances of any kind.

         2.5 Authorized Capital of the Company. The capital of the Company is HK$10,000, divided into 10,000 shares with a nominal value of HK$1.00 each, of which, as of the date of this Agreement, two (2) shares are issued and outstanding (not including the Shares to be purchased by ISS hereunder), all of which are fully paid or credited as fully paid and owned in the manner described in the preamble to this Agreement. The Company has no other equity securities or securities containing equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of shares by the Company, and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares or other securities of the Company of any kind. There are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any of its shares.

         2.6 Subsidiaries. The Company does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

         2.7 Financial Statements. For purposes of this Section 2.7, the term "Financial Statements" shall mean the unaudited income statements and balance sheets for the seven-month period ending 31 December, 1998. The Company has previously provided to ISS copies of the Financial Statements, which have been prepared in accordance with good accounting practices in Hong Kong, consistently applied with prior periods, and which comply with all relevant Statements of Standard Accounting Practice issued by the Hong Kong Society of Accountants for the time being in force. The Financial Statements accurately reflect the books and accounts of the Company and present fairly the financial position of the Company as of the dates indicated and the results of operations of, and the changes in financial positions for the periods indicated. The Financial Statements are not affected by any unusual items, and disclose all liabilities of the Company (whether actual or contingent) in accordance with good accounting practice in Hong Kong.

         2.8 Absence of Undisclosed Liabilities. Except as reflected in the Financial Statements, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the date of the Financial Statements in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 2.8.

         2.9 Real Properties. The Company neither owns nor leases any real property other than the properties leased under the lease agreements identified on the Disclosure Schedule, copies of which have been previously provided to ISS (the "Leases"). All leasehold properties are held under the Leases, none of which have been modified or amended. No party to any lease has given it notice of or made a claim with respect to any breach or default.

         2.10  Contracts.

         (a) The Disclosure Schedule contains a copy of all contracts of the Company which (i) involve the expenditure of U.S. $10,000 or more or (ii) have a term of six months or longer or are not subject to termination on thirty (30) days' notice ("Material Contracts"). The Company is not delayed in the performance of or in default under any of its Material Contracts, which delay or default would have a material adverse effect on its business or financial condition. All of its Material Contracts are in full force and effect and are legal, valid and binding on it and, to the best knowledge of the Company and Billow, the Company has not knowingly waived any material right under such Material Contracts, and there has been no material breach or anticipatory breach by any other party or any dispute or disagreement between the parties thereto in relation to such Material Contracts. The Company has no contract bid currently outstanding which, if accepted, will result in any loss to it.

         (b) A complete description of the Company's product warranties is set forth on the Disclosure Schedule under the caption referencing this Section
2.10. There are no claims outstanding, pending or, to the best knowledge of the Company or Billow, threatened for breach of any warranty relating to any products sold by the Company prior to the date hereof.

         (c)  Except as described on the Disclosure Schedule:

               (i) The Company is not a party to any written agreement or arrangement or under any obligation under which it is or may become liable to make any investment with, or to deposit any money with, or to provide any loan or financial accommodation or credit (other than normal trade credit) to any person, or to subscribe, convert, acquire, dispose of or underwrite any investment.

               (ii) The Company has no liability (present or future) under any letters of credit, credit sale or conditional sale agreements.


               (iii) The Company has no obligation or liability, either accrued, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker or indemnitor in respect of the obligation of any third party.


               (iv) The Company has not entered into any contract, agreement or commitment which by its terms permits the other party to terminate such contract, agreement or commitment upon a sale or transfer of or a change of control over its business.

               (v) No agreement restricts the ability of the Company to conducts its business or compete in any line of business.

         2.11 Litigation. The Company has not been or is engaged in or subject to any litigation, arbitration, prosecution, administration or criminal or other proceeding or investigation and no litigation, arbitration, prosecution, administrative, or criminal or other proceeding against or, so far as the Company and Billow are aware, investigation with respect to its business is pending, threatened or expected and, so far as the Company and Billow are aware, there is no fact or circumstance likely to give rise to any litigation, arbitration, prosecution, administrative or criminal or other proceeding or investigation or to any proceedings against it.

         2.12 Intellectual Property. The Company has not received any notice of any infringement, misappropriation or violation by the Company of any intellectual property rights of any third parties, nor has the Company infringed, misappropriated or otherwise violated any such intellectual property rights; and no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by the Company or with respect to the conduct of the business of the Company as now conducted.

         2.13 Consents. No consent of any third party is required for the execution, delivery or performance of this Agreement.

         2.14 No Conflict. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the fulfillment of or compliance with the terms and conditions hereof will conflict with the Company's Memorandum and Articles of Association or result in a breach of or constitute a default under or conflict with any material contract, agreement or instrument to which the Company, BDL or Billow are a party or by which the Company, BDL or Billow are bound.

         2.15 Compliance with Laws. The Company is operating its business in compliance with all laws, rules, regulations, codes of practice and orders applicable to it and has all the permits, licenses or other authorizations required by federal, state, county, local or foreign governmental agencies for the conduct of its business. All such permits, licenses and other governmental authorizations are in full force and effect. The Company is not in violation of any of the terms or conditions of any such permits, licenses or authorizations.

         2.16 Employee Benefits Plans. Except as described on the Disclosure Schedule, the Company does not maintain or contribute, nor is subject to, any non-governmental retirement, pension, superannuation allowance, incentive compensation, deferred compensation, profit-sharing, stock purchase or stock option plans; multi-employer pension plan; life, health, disability or other insurance plans; severance or separation plans; or any other employees benefit plans, practices or arrangements of any kind, whether written or oral, with respect to all of its employees and former employees and all dependents and beneficiaries of such employees and former employees.

         2.17  Tax Matters.

         (a) The Company has: (i) timely filed all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (d) below) or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) timely and properly paid all Taxes shown to be due and payable on such Returns; (iii) established on its latest balance sheet, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes not yet due and payable; and (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof, and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

         (b) There are no liens for Taxes upon any of the assets of the Company, except liens for Taxes not yet due.

         (c) No material deficiency for any Taxes has been proposed, asserted or assessed against the Company which has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to it by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the best of its knowledge, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There is no basis for any assessment of any additional Taxes on the Company and it is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes on the Company which would exceed the estimated reserves established on its books and records.

         (d) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company.

         2.18 Labor Matters. (a) To the best knowledge of the Company and Billow, no employee or no group of employees of the Company has any plans to terminate their employment; (b) the Company has complied with all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of taxes; (c) the Company has no material labor relations problems or grievances pending, and the labor relations are satisfactory; (d) there are no workers' compensation claims pending against the Company nor is the Company or Billow aware of any facts that would give rise to such a claim; (e) to the best knowledge of the Company and Billow, no such employee is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of its business; and (f) no employee or former employee has any claim with respect to any intellectual property rights of the Company.

         2.19 Officers and Directors; Bank Accounts. The Disclosure Schedule, under the caption referencing this Section 2.19, lists all officers and directors of the Company and all of the Company's bank accounts (designating each authorized signer).

         2.20 Debt. Except for loans in the amount of HK$552,478.76 from BDL to the Company bearing interest at a rate of 0% annually and payable on demand (the "Shareholder Loans"), the Company is not a party to nor has any liability (present or future) under any contract which is a loan agreement, debenture, guarantee, indemnity or letter of credit or leasing, hiring, hire purchase, credit sale or conditional sale agreement nor has it entered into any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

         2.21 Bankruptcy; Liquidation. No involuntary proceeding exists or involuntary petition has been filed in a court of competent jurisdiction or with any other authority with jurisdiction seeking (i) relief in respect of the Company under any bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, conservator or similar official for the Company or for part of its property or assets, or (iii) the winding-up or liquidation of the Company. There is no unsatisfied judgment outstanding against the Company and none of its financial obligations is due but unpaid, except for trade payables in the ordinary course of business and financial commitments disclosed in the Disclosure Schedule.

         2.22 Insurance. The Disclosure Schedule lists and briefly describes each insurance policy maintained by the Company and sets forth the term and limits of coverage of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. The Company is not in default with respect to its obligations under any of any insurance policies. No claim is outstanding either by the insurer or the insured under any of such policies and no claim by any third party is outstanding against the Company in respect of any risk covered by any of such policies or any prior insurance policies.

         2.23 Accuracy and Adequacy of Information. All information contained in this Agreement and in any other document, certificate, exhibit, statement or schedule furnished or to be furnished by the Company, BDL or Billow to ISS or its advisors under this Agreement, or in connection with the transactions contemplated hereby, is complete and accurate in all material respects, and the Company and Billow have no knowledge of any fact or matter or circumstances not disclosed in writing to ISS or its advisors which renders any such information untrue, inaccurate or misleading in any material respect.


                                  ARTICLE III
                            AUDIT: SHAREHOLDER LOANS


         3.1 New Balance Sheet. As soon as practical after the date of this Agreement, the Company shall prepare and deliver to ISS a new balance sheet of the Company as of the date of this Agreement (the "New Balance Sheet"). The Company, BDL and Billow jointly and severally represent and warrant to ISS that the New Balance Sheet, when delivered to ISS pursuant to this Section 3.1, will
(a) have been prepared in accordance with good accounting practice in Hong Kong, consistently applied with prior periods; (b) comply with all relevant Statements of Standard Accounting Practice issued by the Hong Kong Society of Accountants for the time being in force; (c) accurately reflect the books and accounts of the Company; (d) present fairly the financial position of the Company as of the dates indicated; and (e) disclose all liabilities of the Company (whether actual or contingent) in accordance with good accounting practice in Hong Kong. ISS may, in its sole discretion, conduct an audit of the New Balance Sheet at ISS's sole expense, in which case the Company, BDL and Billow shall use their best efforts to cooperate with the audit.

         3.2 Forgiveness of Shareholder Loans. If and to the extent that the New Balance Sheet reveals a negative net worth of the Company, BDL and/or Billow shall, within thirty (30) days after the date of this Agreement, sign documentation acceptable to ISS to forgive the outstanding Shareholder Loans in a sufficient amount to eliminate the deficit.


                                   ARTICLE IV
                                INDEMNIFICATION

         4.1 Indemnification by the Company, BDL and Billow. The Company, BDL and Billow shall jointly and severally indemnify and hold harmless ISS against any loss, liability or expense (including, but not limited to, reasonable legal fees and expenses) (collectively, a "Loss"), which ISS may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (a) the inaccuracy of any representation or warranty made by the Company, BDL or Billow in this Agreement, or (b) the failure of the Company, BDL or Billow to comply with any covenants or other commitments made any of them in this Agreement.

         4.2 Indemnification by ISS. ISS shall indemnify and hold harmless the Company, BDL and Billow against any Loss which the Company, BDL or Billow may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon the failure of ISS to comply with any covenants or other commitments made by ISS in this Agreement.

         4.3 Legal Proceedings. In the event any party (the "Indemnified Party") hereto becomes involved in any legal, governmental or administrative proceeding which may result in indemnification claims hereunder, the Indemnified Party shall promptly notify the party from which it is entitled to indemnification hereunder (the "Indemnifying Party"), in writing and in full detail, of the filing and of the nature of such proceeding. The Indemnifying Party may, at its option and expense, defend any such proceeding if the proceeding could give rise to an indemnification obligation hereunder. If the Indemnifying Party elects to defend any proceeding, it shall have full control over the conduct of such proceeding, although the Indemnified Party shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, provided that such approval may not be withheld unreasonably by the Indemnified Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such proceeding.

         4.4 Right of Offset. In the event that a party has a claim for indemnification against another party pursuant to this Agreement, such party shall be entitled to offset the amount of such claim against any amounts due and payable under this Agreement or any other agreement between the relevant parties. The offset right granted by this Section 4.4 is in addition to a party's right to seek indemnification directly from another party and shall not be deemed to limit any party's indemnification rights in any respect.

                                   ARTICLE V
                                 MISCELLANEOUS

     5.1 Disputes. Disagreements between any parties relating to this Agreement that cannot be resolved through mutual consultation shall be submitted to arbitration. The place of arbitration will be the Hong Kong
Special Administrative Region. An independent expert arbitrator shall be appointed by a unanimous decision of the board of directors of the Company, or, failing a unanimous decision of the board, by the Hong Kong Chamber of Commerce.

     5.2 Governing Law and Construction. The validity, construction and performance of this Agreement shall be governed by and be interpreted in accordance with the laws of the Hong Kong Special Administrative Region, notwithstanding any rules of conflict of laws or private international law under which any other law would be made applicable.

     5.3 Entire Agreement. This Agreement and Exhibit A attached hereto constitute and express the entire agreement between the parties relating to the purchase of the Shares by ISS, superseding in all respects any and all prior oral or written agreements or understandings between them pertaining to the transactions contemplated by this Agreement, including without limitation the Letter of Intent dated January 28, 1999 by and among ISS, BDL, Billow, Anthony
H. Gould and Grove Place Limited.

     5.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by all the parties hereto.

     5.5 Notices. Any notice or demand provided for hereunder shall be deemed sufficiently given if sent by telex, telefax (facsimile), internationally recognized courier or receipted mail (in each case prepaid) to the address specified in writing by the party to which it is sent and shall be deemed effective on the date of delivery specified in the telex, telefax (facsimile) or the courier or mail receipt. Unless and until a party receives written notice to the contrary from another party, it shall be entitled to consider the following to be proper addresses of the other parties respectively:

         As to ISS:                Image Sensing Systems, Inc.
                                   500 Spruce Tree Centre
                                   1600 University Avenue West
                                   St. Paul, Minnesota 55104-3825
                                   U.S.A.
                                   Attention: President
                                   Telefax No.: 1-651-603-7795

          As to the Company,       MAX Resources Limited
          BDL or Billow:           2001 Central Plaza
                                   18 Harbour Road
                                   Wanchai, Hong Kong
                                   Attention: Mats Johan Billow
                                   Telefax No.: 852-2827-0056

         5.6 Waiver. No failure on the part of any party to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise or any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or at law or in equity.

         5.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party shall have the right to assign this Agreement in whole or in part without the prior written consent of the other parties hereto, which consent may be granted or withheld in the sole and absolute discretion of such other parties.

         5.8 Severability. Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreements or any related document, shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

         5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute together one and the same agreement.


                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the date set forth in the first paragraph.



IMAGE SENSING SYSTEMS, INC                       MAX RESOURCES LIMITED


By   /s/ William L. Russell                       By   /s/ Johan Billow
  -------------------------------------             ----------------------------
  William L. Russell                                Mats Johan Billow
  President and Chief Executive Officer             President



BERKELEY DEVELOPMENT LIMITED


By   /s/ Johan Billow                                  /s/ Johan Billow
  -------------------------------------           ------------------------------
  Mats Johan Billow                               MATS JOHAN BILLOW
  President